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                         PACIFIC GATEWAY EXCHANGE, INC.

EXHIBIT 11.1 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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
                                                                            THREE MONTHS ENDED MARCH
                                       YEAR ENDED DECEMBER 31,                        31,
                              -----------------------------------------    --------------------------
                                 1993           1994           1995           1995           1996
                              -----------    -----------    -----------    -----------    -----------
Primary and Full Diluted:
  Average shares
     outstanding............    3,741,200     14,100,000     14,100,000     14,100,000     14,100,000
  Common stock equivalents:
     Stock committed to be
       issued...............   10,358,800             --             --             --             --
     Stock options..........      200,000        200,000        200,000        200,000        200,000
                              ------------   ------------   ------------   ------------   ------------
  Weighted average common
     shares outstanding.....   14,300,000     14,300,000     14,300,000     14,300,000     14,300,000
                              ============   ============   ============   ============   ============
  Net Income (loss).........  $  (111,327)   $   636,001    $ 1,786,290    $   480,412    $   366,904
                              ============   ============   ============   ============   ============
  Primary and fully diluted
     net income (loss) per
     share..................  $     (0.01)   $      0.04    $      0.12    $      0.03    $      0.03
                              ============   ============   ============   ============   ============
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